Exhibit (m)
HIRTLE CALLAGHAN TRUST
RULE 12b-1 DISTRIBUTION PLAN
(Adopted December 10, 2009)
Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), this 12b-1 Distribution Plan (the “Plan”) has been adopted for The Hirtle Callaghan Trust (the “Trust”), on behalf of the [New Class] (the “Class”) of shares of the each of the series of the Trust (collectively, the “Series”) by a majority of the members of the Trust’s Board of Trustees (the “Board”), including a majority of the trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Qualified Trustees”) at a meeting called for the purpose of voting on this Plan.
1. Compensation.
The Trust may pay to Hirtle Callaghan & Co., LLC (“Hirtle Callaghan”), the investment adviser to the Trust, a distribution services fee at the end of each calendar month, computed at the annual rate of 0.25% of the Trust’s average daily net assets attributable to the Class shares (the “Distribution Services Fee”). Hirtle Callaghan may compensate various financial services firms or intermediaries appointed by Hirtle Callaghan (collectively, “Firms”) in accordance with the provisions of the Trust’s Underwriting and Distribution Services Agreement (the “Distribution Agreement”) for sales of Class shares at the fee levels provided in the Trust’s prospectus pertaining to the Class from time to time. Hirtle Callaghan may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as Hirtle Callaghan may determine from time to time. The distribution services fee for the Class shall be calculated daily based upon the average daily net assets of each Series attributable to the Class, and such fee shall be charged only to that Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth herein on the basis of the number of days that the Plan, the Distribution Agreement, and any other agreement related to the Plan, is in effect during the month and year, respectively.
2. Services.
(a) Payments of the Distribution Services Fee under the Plan shall be used primarily to compensate Hirtle Callaghan for distribution and sales support services provided in connection with the marketing and sale of the shares of the Class and to reimburse Hirtle Callaghan for related expenses incurred, including any payments to Firms or other industry professionals (collectively, “Selling Agents”), for sales support services provided and related expenses incurred by such Selling Agents. The services and expenses described in this Section 2(b) may include, but are not limited to, the following:

(1) the printing and mailing of Trust prospectuses, statements of additional information, any supplements thereto and shareholder reports for current or prospective holders of Class shares;
(2) the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust and the Class, including materials for financial professional use only or retail use;
(3) expenditures for sales and distribution support services such as telephone facilities and in-house telemarketing;
(4) the preparation of information, analyses and opinions with respect to marketing and promotional activities;
(5) obtaining information and providing explanations to current or prospective beneficial owners of Class shares regarding investment objectives and policies and other information about the Trust and its Series, including the performance of each Series;
(6) expenses of training sales personnel or conducting sales seminars designed to promote the distribution of Class shares;
(7) commissions, incentive compensation or other compensation to, and expenses of, sales personnel and/or the Firms in connection with distribution or sales support activities, as applicable[, including interest expenses and other costs associated with the financing of such commissions, compensation and expenses];
(8) Travel, equipment, printing, delivery and mailing costs, overhead and other office expenses of the Selling Agents attributable to sales support activities;
(9) the costs of administering the Plan; and
(7) other personal services with respect to Class shares beneficially owned by customers of the Selling Agent.
(b) Payments of the Distribution Services Fee on behalf of a Series must be in consideration of services rendered for or on behalf of the Class shares of that Series. Expenses may be paid directly by Hirtle Callaghan for the provision of the types of distribution services described in sub-section (a) above or for financing any other activity that the Board determines is primarily intended to result in the sale of Shares.
(c) It is acknowledged that Hirtle Callaghan and other parties that receive fees from the Trust may each make payments without limitation as to amount relating to distribution or sales support activities, as applicable, in connection with the shares of a Series out of its past profits or any additional sources other than the Distribution Services Fee that are available to it.

3. Periodic Reporting.
During the existence of this Plan, Hirtle Callaghan shall prepare, and the Board shall review, at least quarterly, reports on a quarterly basis showing amounts expended under the Plan and the purposes for which those expenditures were made. Such reports shall set forth amounts paid to Hirtle Callaghan and the various Firms and such other information as from time to time shall be reasonably requested by the Board.
4. Approval of Plan.
This Plan will become effective immediately upon its approval by (a) a majority of the trustees, and of the Qualified Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan and (b) a majority of the outstanding voting securities of a Series.
5. Continuance.
This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the trustees, and of the Qualified Trustees, pursuant to a vote cast in person at a meeting called for such purpose or by the vote of at least a majority of the outstanding voting securities of the Class.
6. Additional Classes and Series.
This Plan shall become effective with respect to Class shares of future Series of the Trust upon obtaining the requisite approvals with respect to such classes and Series in accordance with Section 4 above.
7. Termination.
This Plan may be terminated at any time without penalty with respect to the Class by vote of a majority of the Qualified Trustees or by vote of the majority of the outstanding voting securities of the Class.
8. Amendment.
This Plan may not be amended to increase materially the amount to be paid to Hirtle Callaghan by the Trust for distribution services with respect to a Class without the vote of a majority of the outstanding voting securities of the Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the trustees, and of the Qualified Trustees, cast in person at a meeting called for such purpose.

9. Selection of Non-Interested Trustees.
So long as this Plan is in effect, the selection and nomination of those trustees who are not “interested persons” of the Trust will be committed to the discretion of the trustees who are not themselves “interested persons”.
10. Recordkeeping.
The Trust will preserve copies of this Plan, the Distribution Agreement, and all reports made pursuant to Section 3 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement, or any such report, as the case may be, the first two (2) years in an easily accessible place.
11. Limitation of Liability.
Any obligation of the Trust hereunder shall be binding only upon the assets of the Class and shall not be binding on any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the adoption of the Plan on behalf of the Trust shall impose any liability upon any trustee or upon any shareholder.
12. Definitions.
The terms “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Act and the rules and regulations thereunder.
13. Severability; Separate Action.
If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the Series or Class as the Act or the rules thereunder so require.